Exhibit 10.107

Line of Credit Commitment Letter – United Bank

Lawrence W. Sinnott, CPA SVP and Chief Financial Officer Versar, Inc. 6850 Versar Center Springfield, Virginia 22151	September 16, 2003

Dear Mr. Sinnott:

          The following Commitment Letter is to supercede the Commitment dated September 12, 2003.

          United Bank, a Virginia banking corporation (the “Bank”) is pleased to offer to Versar, Inc., a Delaware corporation, GEOMET Technologies, LLC, a Maryland limited liability company, Versar Global Solutions, Inc., a Virginia corporation, Versar Environmental Company, a Pennsylvania corporation, and all other now or hereafter existing subsidiaries of Versar, Inc. (individually and collectively, the “Borrower”) its commitment to establish the credit facility described in Section I hereof (the “Loan”) subject to the terms and conditions set forth in Section II hereof.

I.	The Loan.

A.	Type of Credit Facility:		Revolving Line of Credit. The Borrower may obtain advances up to the lesser of the Borrowing Base and the Principal Amount. Subject to the foregoing, amounts borrowed and repaid or prepaid may be re-borrowed.

B.	“Principal Amount”:	$5,000,000.00.

C.	“Borrowing Base”:	The sum of (i) 90% of the Net Unpaid Balance of all Assigned Prime Government Accounts; and (ii) the lesser of (A) $2,000,000 and (B) the sum of (1) 75% of the Net Unpaid Balance of all Commercial Accounts and (2) 75% of the Net Unpaid Balance of all Other Government Accounts. As used herein, the following terms shall have the following meanings:

(1) “Net Unpaid Balance” means at any date the unpaid balance of an Eligible Account at such date not including any unearned finance charges, late payment charges or other similar charges, or any extension, service or collection fees in respect thereof.

(2) “Eligible Accounts” means such Billed Accounts for goods delivered or services rendered owing to the Borrower as the Bank, in its reasonable discretion, shall from time to time elect to consider Eligible Accounts for purposes of the Loan Documents.

(3) “Billed Accounts” means accounts receivable for which a bill has been rendered to the account debtor and which are unpaid for no more than ninety (90) days from the date of the original bill.

(4) “Assigned Prime Government Accounts” means Eligible Government Accounts where the Borrower is a prime contractor with the United States and as to which the Borrower shall have satisfied the requirements of the Assignment of Claims Act of 1940, as amended, in respect thereof and the Bank is satisfied as to the absence of set-offs, counterclaims and other defenses to payment on the part of the United States.

(5) “Other Government Accounts” means Eligible Government Accounts that are owing from a person which is a prime contractor with the United States, and arise in respect of said prime contract.

(6) “Eligible Government Accounts” means Eligible Accounts that are Billed Accounts owing from the United States or from a prime contractor with the United States.

(7) “Commercial Accounts” means Eligible Accounts other than Eligible Government Accounts.

D.	Purpose:	To finance working capital and for other general business purposes.

E.	Interest Rate:	Advances under the Loan shall bear interest at a variable rate equal to the Prime Rate plus the Variance; provided, however, that in no event shall the interest rate on the Loan be less than the Floor Rate. As used herein, the following terms shall have the following meanings:

(1) “Prime Rate” means that variable rate of interest published in The Wall Street Journal from time to time as the domestic prime rate under the heading “Money Rates”. The Prime Rate is not necessarily the lowest rate charged by the Bank to borrowers. The interest rate on the Loan will change in accordance with changes in the Prime Rate, as and when such changes occur.

(2) “Variance” and “Floor Rate” mean those rates per annum determined with reference to the Borrower’s Net Profit Goal, as follows: (a) reaching Net Profit Goal for 2 consecutive fiscal quarters, Variance of 1.25% and Floor Rate of 5.25%; (b) reaching Net Profit Goal for 3 consecutive fiscal quarters, Variance of 1.00% and Floor Rate of 5.00%; (c) reaching Net Profit Goal for 4 consecutive fiscal quarters, Variance of 0.75% and Floor Rate of 4.75%; (d) reaching Net Profit Goal for 5 consecutive fiscal quarters, Variance of 0.50% and Floor Rate of 4.50%; and (e) failure to reach Net Profit Goal in any fiscal quarter, Variance of 1.50% and Floor Rate of 5.50%. The Variance and Floor Rate will be measured based upon the Borrower’s quarterly financial statements, beginning with the financial statements covering the first fiscal quarter of 2004, and looking back to such statements covering the fourth fiscal quarter of 2003. Until such time as said financial statements are received by the Bank, the Variance and Floor Rate shall be as set forth in clause (e), above. Each change in the Variance and Floor Rate shall take effect in the fiscal quarter next following the fiscal quarter of determination.

(3) “Net Profit Goal” means quarterly net profits (as determined in accordance with GAAP) of $200,000.00 or more.

Interest on the Loan shall be calculated on the basis of a 360-day year, for the actual number of days elapsed.

F.	Payments:

(1)	Interest. Accrued interest shall be payable in consecutive monthly installments, and in full on the Maturity Date.

(2)	Principal. Principal shall be payable in full on the Maturity Date.

(3)	Optional Prepayments. Principal on the Loan may be prepaid in whole or in part without penalty.

(4)	Mandatory Prepayments. If on any day the unpaid principal amount of the Loan exceeds the Borrowing Base, the Borrower shall pay, and there shall become immediately due and payable, an amount equal to such excess, together with interest accrued thereon.

G.	“Maturity Date”: November 30, 2005.

H.	Fees: The Borrower shall pay an administrative fee of $800.00 per month to the Bank.

I.	Security: The Loan shall be secured by a perfected first lien on all of the assets of the Borrower.

II.	Terms and Conditions. Each of the following is a precondition to the obligation of the Bank to establish the Loan:

A.	Documentation: The Borrower shall execute and deliver or cause to be delivered to the Bank such instruments, documents, certificates, opinions and assurances as the Bank may request in connection with the establishment of the Loan (the “Loan Documents”) and in connection with the Borrower’s authority and capacity to accept the Loan and execute the Loan Documents (including, without limitation, corporate resolutions, partnership agreements and authorizations, letters of consent); and the Borrower shall be required to take such other action in connection with the Loan as the Bank may reasonably request. The Bank’s forms of Loan Documents shall be used. In addition to the standard provisions that are normally contained in documents relating to a loan similar to the Loan, the Loan Documents shall contain the following provisions:

(1)	A right of setoff.

(2)	A confession of judgment and waiver of exemption clause.

(3)	A late fee of 5.0% of the amount of any scheduled payment which is not paid within 7 days after its scheduled due date.

(4)	A “due on sale” and “due on encumbrance” clause.

(5)	The following affirmative and negative covenants:

(a)	The Borrower shall be required to submit to the Bank (i) annual audited consolidated financial statements, together with financial statement and cash flow projections, and a 10K, within ninety (90) days of its fiscal year-end, (ii) quarterly Borrower-prepared financial statements and a 10Q, together with a covenant compliance certificate, within 45 days of the end of each fiscal quarter; (iii) current contract backlog and project status reports, within 30 days after the end of each calendar quarter; (iv) monthly borrowing base certificates and a report of the aging of the Borrower’s receivables, within 15 days of the end of each month; and (v) other financial information within thirty (30) days of the Bank’s request therefor.

(b)	The Bank shall be allowed to make annual audits of the books and records of the Borrower at the Bank’s discretion.

(c)	The Borrower shall satisfy the requirements of the Assignment of Claims Act of 1940, as amended, in respect of All Eligible Government Accounts in excess of $500,000.00 in contract price, where the Borrower is a prime contractor with the United States.

(d)	All payments on the Borrower’s accounts receivable shall be paid directly to the Bank in accordance with the Bank’s form of lockbox agreement.

(e)	During the term of the Loan, the following financial covenants must be observed:

(i)	Minimum Tangible Net Worth: $6,500,000.00.

(ii)	Maximum Total Liabilities to Tangible Net Worth: 2.5:1.0.

(iii)	Minimum Current Ratio: 1.25:1.0.

As used herein and in the Loan Documents, accounting terms shall generally have their respective meanings under GAAP.

B.	“Closing Date”: The Loan shall be closed on such date as is mutually satisfactory to the Borrower and the Bank, but not later than September 30, 2003, unless we agree in writing to a later date. In the event the Loan is not closed by the Closing Date, this commitment shall expire and the Bank shall have no further obligation hereunder.

C.	Expenses: All documentation shall be prepared by the Bank’s counsel, Troutman Sanders LLP, and shall be in form and substance satisfactory to the Bank and its counsel. The Borrower shall be responsible for the expenses of the Bank (including the fees of Bank counsel) whether or not the Loan closes.

D.	Broker’s fees: Any and all brokerage commission or finder’s fee payable in connection with the Loan shall be paid by the Borrower and not by the Bank. The Borrower agrees to indemnify and hold the Bank harmless from and against any claim of any broker or finder arising out of the transactions contemplated hereby. This obligation shall survive the expiration or termination of this commitment.

E.	Other requirements:

(1)	Verification satisfactory to the Bank of the financial statements and projections provided to it. The Borrower shall cooperate with Bank employees and agents in this process and shall hold the Bank harmless from and against any loss which may result, directly or indirectly, from these procedures.

(2)	No material adverse change in the Borrower’s financial condition or prospects, or in the condition of any security, between the date hereof and the Closing Date.

(3)	The Bank shall have received from Grant Thornton a draft financial audit of the Borrower for June 30, 2003, showing no material changes to the Borrower’s income statement and balance sheet.

(4)	The Bank will require an opinion letter from the Borrower’s counsel, acceptable to it in form, which verifies the proper authorization, execution, delivery, and enforceability of the Loan Documents, and which opines as to certain other matters required by the Bank.

(5)	There shall exist no default in any of the Borrower’s obligations or in the Borrower’s compliance with any applicable legal requirements.

          This commitment is not assignable by operation of law or otherwise without the Bank’s prior written consent. This letter evidences an agreement between the Borrower and the Bank only and is not to be relied upon by any third party without the prior written consent of the Bank. No statements, agreements or representations, oral or written, which may have been made by the Bank or by any employee, agent or broker acting on the Bank’s behalf, with respect to the transactions contemplated by this letter, will be of any force or effect, except to the extent stated in this letter, and all prior agreements and representations in respect of such transactions are merged herein so that this letter contains the entire agreement between the Bank and the Borrower. This letter may not be amended, modified, supplemented or terminated except by written agreement signed by the Borrower and the Bank.

          Upon the Borrower’s acceptance of the offer contained in this letter, signed and returned to the Bank, the Bank shall proceed with the preparation of the Loan Documents. The Bank’s obligations hereunder shall expire unless this letter is signed and returned to the Bank on or before September 19, 2003.

          This letter, the agreements evidenced hereby, and the transactions contemplated hereby, shall be governed in all respects by the laws of the Commonwealth of Virginia.

Very truly yours,

UNITED BANK

By:	/S/ Louise M. Wager

Louise M. Wager
Senior Vice President

          The undersigned hereby accept the foregoing Commitment and agree to consummate the transactions contemplated therein.

VERSAR, INC.		[SEAL]
Date: 9/16/03

By:	/S/ Lawrence W. Sinnott

Name: Lawrence W. Sinnott
Title: Sr. VP & CFO

GEOMET TECHNOLOGIES, LLC		[SEAL]

By:	/S/ Lawrence W. Sinnott

Name: Lawrence W. Sinnott
Title: Vice President

VERSAR GLOBAL SOLUTIONS, INC.		[SEAL]

By:	/S/ Lawrence W. Sinnott

Name: Lawrence W. Sinnott
Title: Vice President

VERSAR ENVIRONMENTAL COMPANY

By:	/S/ Lawrence W. Sinnott

Name: Lawrence W. Sinnott
Title: Vice President